Exhibit 99.1

	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company 210-828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / 713-529-6600

For Immediate Release

Pioneer Drilling Reports Third Quarter 2010 Results

SAN ANTONIO, Texas, November 4, 2010 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three and nine months ended September 30, 2010. Some of the highlights include:

•	Drilling rig utilization increased to 63% in the third quarter from 58% in the second quarter

•	Drilling rig margin increased to $6,267 per day from $4,648 per day in the second quarter

•	Workover rig utilization increased to 81% in the third quarter from 74% in the second quarter

•	31 drilling rigs are operating under term drilling contracts versus 27 at the end of the second quarter

•	Currently, 60% of our working drilling rigs and 62% our workover rigs are operating on wells that are targeting or producing oil

Third Quarter 2010 Results

Revenues for the third quarter were $135.5 million, compared with $117.0 million for the second quarter of 2010 (“the prior quarter”) and $74.4 million for the third quarter of 2009 (“the year-earlier quarter”). The increase in third quarter revenues as compared to the prior and year-earlier quarters was primarily due to higher utilization rates for our drilling rig, workover rig and wireline unit fleets. Also, an increase in average revenue rates for both our Drilling Services and Production Services divisions contributed to the increase in revenues in the third quarter as compared to the prior quarter.

Net loss for the third quarter was $2.6 million, or $0.05 per share, compared with a net loss for the prior quarter of $10.1 million, or $0.19 per share, and a net loss for the year-earlier quarter of $9.2 million, or $0.18 per share. The improvement was due to better operating performance in both the Drilling Services Division and Production Services Division. The operating improvement versus the year-earlier quarter was partially offset by a $5.8 million increase in interest expense in the third quarter 2010 due to the issuance of $250 million of Senior Notes on March 11, 2010. EBITDA(1) increased to $34.2 million in the third quarter, compared to $22.0 million for the prior quarter and $15.2 million for the year-earlier quarter.

First Nine Months of 2010 Results

Net loss for the nine months ended September 30, 2010 was $27.3 million, or $0.51 per share, compared with a net loss of $14.8 million, or $0.30 per share, for the nine months ended September 30, 2009. Revenues for the first nine months of 2010 were $338.6 million, compared with $244.3 million for the prior year’s first nine months. EBITDA for the first nine months of 2010 was $65.5 million, compared to $60.9 million for the comparable period in 2009.

Operating Results

Revenues for the Drilling Services Division were $85.7 million in the third quarter, a 13% increase over the prior quarter and a 78% increase from the year-earlier quarter. During the third quarter, the utilization rate for our drilling rig fleet averaged 63%, up from 58% in the prior quarter and 35% utilization in the year-earlier quarter. As demand for drilling services continued to improve in the third quarter, average drilling revenues per day increased 4% from the prior quarter. In contrast, average revenues per day in the third quarter were 1% lower when compared to the year-earlier quarter, since a number of drilling rigs during 2009 were earning standby revenue or operating under long-term contracts with higher day rates. In addition, a larger percentage of our revenues were from turnkey drilling contracts in 2009 when compared to 2010, and turnkey drilling contracts result in higher average revenues and costs per day. Drilling Services margin(2) increased to $6,267 per day in the third quarter as compared to $4,648 per day in the prior quarter and $5,623 per day in the year-earlier period.

Revenues for the Production Services Division were $49.9 million in the third quarter, a 22% increase over the prior quarter and a 90% increase from the year-earlier quarter. Production Services margin(2) as a percentage of revenue increased to 41% in the third quarter from 40% in the prior quarter and 37% in the year-earlier quarter. Workover rig utilization increased to 81% for the third quarter as compared to 74% in the second quarter. Currently, all of Pioneer’s 74 workover rigs are operating or being actively marketed, with utilization for the month of October over 90%.

“Our third quarter results showed continued improvement in both of our business divisions as we saw higher utilization of our equipment at higher rates,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “As a result, our Drilling Services margin was $6,267 per day, up over $1,600 from the prior quarter. We now have 35 drilling rigs with top-drives and 12 drilling rigs equipped with skidding or walking systems. We also continued to expand our operations in the Marcellus Shale with seven rigs under contract.

“The recent drilling rig upgrades not only position our fleet to be more attractive to our customers, but they allow us to improve margins and increase revenues. As we wind down our 2010 capital budget, we have ordered two more top-drives, plan to install skidding systems on three drilling rigs in the Marcellus Shale and plan to begin installing a walking system on a drilling rig in Colombia during the fourth quarter.

“Revenue in our Production Services Division increased 22% during the quarter, and the division contributed about 45% of our total gross margin,” continued Locke. “During the third quarter we continued to improve our Production Services Division utilization and put more equipment to work. We added six wireline units during the third quarter, which expands our wireline fleet to 81 units. In addition, two of our workover rigs that were idle in the second quarter were put back to work during the third quarter, both in oil-producing regions.

“In Colombia, we achieved our highest revenues and margins to date, as we had all eight rigs working throughout the quarter. Seven of the eight rigs benefitted from higher revenue rates associated with the skidding or walking systems that were recently installed.

“In the fourth quarter of 2010, we expect drilling rig utilization to average between 64% and 66% and Drilling Services margin to increase $300 to $500 per day as compared to the third quarter. In the Production Services Division, we expect revenues to be flat to slightly down due to holiday interruptions and reduced daylight hours in the fourth quarter as compared to the third quarter. Production Services margin as a percentage of revenues is expected to remain steady,” Locke said.

Liquidity

Working capital was $53.1 million at September 30, 2010, down from $90.3 million at December 31, 2009. Our cash and cash equivalents were $16.9 million at the end of the third quarter, down from $40.4 million at December 31, 2009. The decrease is primarily due to $99.9 million used for purchases of property and equipment, partially offset by cash provided by operations of $60.8 million and $17.0 million additional borrowing under our Revolving Credit Facility during the first nine months of 2010. We currently have $47.8 million outstanding under our Revolving Credit Facility and $9.2 million in committed letters of credit.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9677 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until November 11, 2010. To access the replay, dial (303) 590-3030 and enter the pass code 4376987#.

A broadcast of the conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 74 workover rigs (69 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 81 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, workover rigs and wireline units within the industry; the continued availability of drilling rig, workover rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2010 and September 30, 2010. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K or our quarterly reports on Form 10-Q could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

(2)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings (loss) is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Operating Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Revenues:
Drilling services	$85,667	$48,084	$76,096	$217,580	$165,170
Production services	49,877	26,282	40,931	121,012	79,156

Total revenue	135,544	74,366	117,027	338,592	244,326

Costs and Expenses:
Drilling services	59,957	35,315	58,549	164,409	107,880
Production services	29,196	16,638	24,527	73,688	50,260
Depreciation and amortization	30,847	26,952	29,557	89,275	78,467
Selling, general and administrative	13,030	8,892	12,257	36,760	27,870
Bad debt recovery	(22)	(1,409)	(7)	(104)	(1,713)

Total costs and expenses	133,008	86,388	124,883	364,028	262,764

Income (loss) from operations	2,536	(12,022)	(7,856)	(25,436)	(18,438)

Other (expense) income:
Interest expense	(7,596)	(1,839)	(7,121)	(18,811)	(5,555)
Interest income	23	43	22	65	182
Other	845	222	315	1,644	847

Total other expense	(6,728)	(1,574)	(6,784)	(17,102)	(4,526)

Loss before income taxes	(4,192)	(13,596)	(14,640)	(42,538)	(22,964)
Income tax benefit	1,612	4,406	4,498	15,269	8,133

Net loss	$(2,580)	$(9,190)	$(10,142)	$(27,269)	$(14,831)

Loss per common share:
Basic	$(0.05)	$(0.18)	$(0.19)	$(0.51)	$(0.30)

Diluted	$(0.05)	$(0.18)	$(0.19)	$(0.51)	$(0.30)

Weighted average number of shares outstanding:
Basic	53,811	49,845	53,781	53,770	49,831
Diluted	53,811	49,845	53,781	53,770	49,831

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$16,904	$40,379
Receivables, net of allowance for doubtful accounts	95,185	81,467
Deferred income taxes	12,443	5,560
Inventory	8,583	5,535
Prepaid expenses and other current assets	7,842	6,199

Total current assets	140,957	139,140

Net property and equipment	667,162	637,022
Intangible assets, net of amortization	23,118	25,393
Noncurrent deferred income taxes	—	2,339
Other long-term assets	25,839	21,061

Total assets	$857,076	$824,955

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,423	$15,324
Current portion of long-term debt	1,659	4,041
Prepaid drilling contracts	3,668	408
Accrued expenses	41,118	29,031

Total current liabilities	87,868	48,804
Long-term debt, less current portion	281,300	258,073
Other long term liabilities	8,888	6,457
Deferred taxes	80,403	90,173

Total liabilities	458,459	403,507
Total shareholders’ equity	398,617	421,448

Total liabilities and shareholders’ equity	$857,076	$824,955

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2010	2009

Cash flows from operating activities:
Net loss	$(27,269)	$(14,831)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	89,275	78,467
Allowance for doubtful accounts	(76)	(1,237)
Gain on dispositions of property and equipment	(1,201)	(84)
Stock-based compensation expense	5,238	5,561
Amortization of debt issuance costs and discount	1,870	498
Deferred income taxes	(14,339)	7,292
Change in other assets	(2,004)	563
Change in non-current liabilities	2,430	(1,169)
Changes in current assets and liabilities	6,838	35,006

Net cash provided by operating activities	60,762	110,066

Cash flows from investing activities:
Acquisition of Tiger Wireline, Inc.	(1,340)	—
Purchases of property and equipment	(99,909)	(67,058)
Proceeds from sale of property and equipment	2,199	608
Proceeds from insurance recoveries	—	36

Net cash used in investing activities	(99,050)	(66,414)

Cash flows from financing activities:
Debt repayments	(246,606)	(17,060)
Proceeds from issuance of debt	266,375	—
Debt issuance costs	(4,844)	(77)
Proceeds from exercise of options	18	—
Purchase of treasury stock	(130)	(31)

Net cash (used in) provided by financing activities	14,813	(17,168)

Net increase (decrease) in cash and cash equivalents	(23,475)	26,484
Beginning cash and cash equivalents	40,379	26,821

Ending cash and cash equivalents	$16,904	$53,305

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate and revenue day information)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Drilling Services Division:
Revenues	$85,667	$48,084	$76,096	$217,580	$165,170
Operating costs	59,957	35,315	58,549	164,409	107,880

Drilling services margin (1)	$25,710	$12,769	$17,547	$53,171	$57,290

Average number of drilling rigs	71.0	71.0	71.0	71.0	70.6
Utilization rate	63%	35%	58%	57%	41%
Revenue days	4,102	2,271	3,775	11,029	7,805

Average revenues per day	$20,884	$21,173	$20,158	$19,728	$21,162
Average operating costs per day	14,617	15,550	15,510	14,907	13,822

Drilling services margin per day (2)	$6,267	$5,623	$4,648	$4,821	$7,340

Production Services Division:
Revenues	$49,877	$26,282	$40,931	$121,012	$79,156
Operating costs	29,196	16,638	24,527	73,688	50,260

Production services margin (1)	$20,681	$9,644	$16,404	$47,324	$28,896

Combined:
Revenues	$135,544	$74,366	$117,027	$338,592	$244,326
Operating Costs	89,153	51,953	83,076	238,097	158,140

Combined margin	$46,391	$22,413	$33,951	$100,495	$86,186

EBITDA (3)	$34,228	$15,152	$22,016	$65,483	$60,876

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings (loss) is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net Earnings (Loss)

(in thousands)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Combined margin	$46,391	$22,413	$33,951	$100,495	$86,186

Selling, general and administrative	(13,030)	(8,892)	(12,257)	(36,760)	(27,870)
Bad debt recovery	22	1,409	7	104	1,713
Other income	845	222	315	1,644	847

EBITDA	34,228	15,152	22,016	65,483	60,876

Depreciation and amortization	(30,847)	(26,952)	(29,557)	(89,275)	(78,467)
Interest expense, net	(7,573)	(1,796)	(7,099)	(18,746)	(5,373)
Income tax benefit	1,612	4,406	4,498	15,269	8,133

Net loss	$(2,580)	$(9,190)	$(10,142)	$(27,269)	$(14,831)

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

						Budget
	Three months ended			Nine months ended		Year Ending
	September 30,		June 30,	September 30,		December 31,
	2010	2009	2010	2010	2009	2010
Capital expenditures:

Drilling Services Division:
Routine rigs	$5,150	$1,026	$4,544	$11,675	$6,710	$22,700
Discretionary	18,746	14,932	33,955	67,053	26,450	82,350
Tubulars	1,679	92	47	1,753	2,062	4,700
New-builds and acquisitions	—	—	—	—	—	—

Total Drilling Services Division capital expenditures	25,575	16,050	38,546	80,481	35,222	109,750

Production Services Division:
Routine	2,054	1,283	1,364	4,352	4,019	5,850
Discretionary	2,456	285	200	2,751	456	15,000
New-builds and acquisitions	3,117	729	4,358	10,000	5,454	10,000

Total Production Services Division capital expenditures	7,627	2,297	5,922	17,103	9,929	30,850

Actual and budgeted capital expenditures	33,202	18,347	44,468	97,584	45,151	140,600

Budgeted capital expenditures approved in 2009 that will be incurred in 2010	145	—	3,096	19,394	—	20,000
Budgeted capital expenditures approved in 2008 that were incurred in 2009	—	894	—	—	19,310	—

	$33,347	$19,241	$47,564	$116,978	$64,461	$160,600

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 950 HP	14	2	16
1000 HP	18	13	31
1200 to 2000 HP	3	15	18

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	7	2	9
10,000 to 13,900 feet	31	7	38
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			81

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